THOMAS F. PRISBY, CHAIRMAN

CFS Bancorp, Inc.
707 Ridge Road,  Munster, Indiana 46321-1678

March 20, 2008
FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
2l9-836-2960

CFS Bancorp, Inc. Announces Additional Share Repurchase Authorization

MUNSTER, IN, March 20, 2008 – CFS Bancorp, Inc. (NASDAQ: CITZ) (the “Company”) today announced its Board of Directors has approved the repurchase of an additional 530,000 shares of its outstanding stock.  Since its last program was approved in February 2007, the Company has purchased all but 59,130 shares of the 600,000 shares authorized for repurchase.  These shares were repurchased at an average cost per share of $14.68.

Since its initial public offering in July of 1998, the Company has repurchased 13,913,642 shares at an average price of $12.21.

Shares outstanding as of March 19, 2007 were 10,685,611.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.2 billion asset federal savings bank.  Citizens Financial Bank is an independent bank that provides business and personal banking services and currently operates 22 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana. The Company maintains a website at www.citz.com.

#   #   #